Exhibit 99.1


U. S. STEEL REPORTS EQUIPMENT FAILURE ON GARY WORKS' NO. 14 BLAST FURNACE
REBUILD

     PITTSBURGH, Sept. 12, 2005 - United States Steel Corporation (NYSE: X)

reported today that on Saturday, Sept. 10, an incident occurred that may delay the completion of the construction of the No. 14 blast furnace at Gary Works.

Multiwheel carriers, which were transporting a large fabricated furnace section within Gary Works in preparation for placement at the furnace site, failed resulting in damage to the carriers and potential damage to the furnace section.

     Replacement construction equipment has been secured and is in the process of being moved to the site.  The furnace shell will be inspected to determine the extent of any damage and potential delay in startup.

     There were no injuries as a result of this incident and other auxiliary work on the rebuild continues.